Exhibit 10.3
FRANKLIN RESOURCES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION
As of March 31, 2014
The following sets forth the fees and other payments that non-employee directors of Franklin Resources, Inc. (“Franklin”) are entitled to receive as members of the Board of Directors (the “Board”), and the fees and other payments that such non-employee Franklin directors who are also members of the Board of Directors of Fiduciary Trust Company International (“Fiduciary”) receive from Fiduciary.
With respect to service on the Franklin Board, the Franklin Board last approved changes in such compensation structure in December 2013 (effective March 12, 2014). With respect to service on the Fiduciary Board, the Fiduciary Board last approved a change in such compensation structure in December 2006 (effective October 1, 2006).
The non-employee Franklin director designated by the independent directors of the Franklin Board as the lead independent director of the Franklin Board is entitled to receive an annual lead director retainer fee of $20,000 (one-fourth of which is paid quarterly).
Non-employee Franklin directors are entitled to receive an annual Franklin Board retainer fee of $85,000 (one-fourth of which is paid quarterly), plus $5,000 for each Franklin Board meeting attended by such director in excess of the five regularly scheduled Franklin Board meetings per fiscal year, and an annual equity award valued at $125,000 (rounded up to the nearest whole share) for approval on the date of each annual organizational meeting of the Franklin Board.
Non-employee Franklin directors who serve on Franklin Board committees are entitled to be paid $1,500 per committee meeting attended. Additionally, the Chairperson of the Franklin Audit Committee is entitled to receive an annual retainer fee of $15,000 (one-fourth of which is paid quarterly), and the Chairpersons of the Franklin Compensation Committee and the Franklin Corporate Governance Committee are each entitled to receive an annual retainer fee of $10,000 (one-fourth of which is paid quarterly).
The non-employee Franklin directors who are also members of the Board of Directors of Fiduciary receive from Fiduciary an annual board retainer fee of $35,000 (one-fourth of which is paid quarterly), and an annual committee retainer fee of $5,000 (one-fourth of which is paid quarterly) for service on at least one Fiduciary board committee.
In addition, Franklin and Fiduciary reimburse directors for certain expenses incurred in connection with attending Board and committee meetings as well as other related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events. Franklin and Fiduciary may also, from time to time, provide directors and their spouses with token gifts of nominal value.
Franklin and Fiduciary also allow directors to defer payment of their directors’ fees, and to treat the deferred amounts as hypothetical investments in Franklin common stock or Franklin Templeton mutual funds. The terms of any such deferred payment arrangements are set forth in separate documentation between Franklin and the particular directors in accordance with Franklin’s 2006 Directors Deferred Compensation Plan, as amended and restated.